UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2012

THQ INC.
(Exact name of registrant as specified in charter)

Delaware	0-18813	13-3541686
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

29903 Agoura Road
Agoura Hills,
California	91301
(Address of principal executive offices)	(Zip Code)

(818) 871-5000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 - SECURITIES AND TRADING MARKETS

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On January 25, 2012, THQ Inc., a Delaware corporation (the “Company”), received a written notification from Nasdaq notifying the Company that it fails to comply with Nasdaq's Marketplace Rule 5450(a)(1) (the “Rule”) because the bid price for the Company's common stock, over the last 30 consecutive business days, has closed below the minimum $1.00 per share requirement for continued listing. The notification has no immediate effect on the listing of the Company's common stock.

In accordance with Marketplace Rule 5810(c)(3)(A), the Company has a period of 180 calendar days, or until July 23, 2012, to regain compliance with the Rule. If at any time before July 23, 2012, the bid price of the Company's common stock closes at or above $1.00 per share for a minimum of 10 consecutive business days, Nasdaq will provide written notification that the Company has achieved compliance with the Rule. If compliance with the Rule cannot be demonstrated by July 23, 2012, the Company's common stock will be subject to delisting from The Nasdaq Global Market.

In the event that the Company receives notice that its common stock is subject to being delisted from The Nasdaq Global Select Market, Nasdaq rules permit the Company to appeal any delisting determination by the Nasdaq staff to a Nasdaq hearings panel. Alternatively, Nasdaq may permit the Company to transfer its securities to The Nasdaq Capital Market if it satisfies the requirements for initial inclusion set forth in Marketplace Rule 5505, except for the bid price requirement. If its application for transfer is approved, the Company would have an additional 180 calendar days to comply with the Rule in order to remain on The Nasdaq Capital Market.

The Company will continue to monitor the bid price for its common stock and consider various options available to it if its common stock does not trade at a level that is likely to regain compliance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

THQ INC.

	By:	/s/ Edward L. Kaufman
Date: January 31, 2012		Edward L. Kaufman,
Executive Vice President, Business and Legal Affairs, and Corporate Secretary